Exhibit 99.1

FOR IMMEDIATE RELEASE

Hall Chadwick Acquisition Corp. (Nasdaq: HCACU) — REEcycle Holdings, Inc.

Hall Chadwick Acquisition Corp.

Announces Letter of Intent with REEcycle Holdings for De-SPAC Business Combination

New York, April 1, 2026 — Hall Chadwick Acquisition Corp. (Nasdaq: HCACU) (“HCAC”) and REEcycle Holdings, Inc. (“REEcycle”) today announced the execution of a non-binding Letter of Intent (“LOI”) for a proposed de-SPAC business combination.

The proposed transaction values REEcycle at approximately US$600 million, assuming no redemptions by HCAC public shareholders, with REEcycle existing shareholders expected to roll 100% of their equity into the combined publicly listed entity. The transaction is expected to include a minimum US$50 million PIPE financing at US$10.00 per share, providing committed capital at closing and supporting the execution of REEcycle’s near-term growth strategy.

The transaction comes at a pivotal time for U.S. critical minerals policy. China currently controls an estimated 90% of rare earth separation and processing and ~93% of permanent magnet manufacturing globally.1 In response, the U.S. Government, through Department of Defense and Department of Energy initiatives, has committed billions of dollars to strengthening domestic critical mineral supply chains, including rare earth processing.2 REEcycle has been awarded and is drawing upon US$5.1 million of Defense Production Act funding, supporting the advancement of its domestic rare earth processing capabilities.

REEcycle is advancing a technology-led solution to rare earth supply constraints. Its proprietary recycling process extracts and separates rare earth elements from end-of-life electronics and industrial products, offering a faster, lower-capex and scalable alternative to traditional mining. This approach enables near-term domestic supply while reducing exposure to geopolitical disruption.

The global rare earth market was valued at approximately US$19 billion in 2025 and is projected to reach ~US$36.7 billion by 2034, with recycling expected to grow at an accelerated rate as demand for domestically sourced materials increases.3

REEcycle’s Executive Chairman and largest shareholder is Mick McMullen, a highly respected mining executive with over 30 years of leadership experience across global mining and capital markets. He is best known for his tenure as President and CEO of Detour Gold Corporation, where he grew the company’s market capitalisation from C$2.1 billion to C$4.9 billion in nine months, culminating in its acquisition by Kirkland Lake Gold.4 His investment in REEcycle reflects strong conviction in recycling-led onshoring.

“We are addressing a critical U.S. supply gap with a faster and more capital-efficient solution than traditional mining, scalable across the U.S. and globally. This is both a technology opportunity and a national security priority.”

— Mick McMullen, Executive Chairman, REEcycle Holdings

Hall Chadwick Acquisition Corp. raised US$207 million in its Nasdaq IPO in November 2025 and is focused on transactions in critical minerals and industrial technology sectors.

1	CSIS, “China Rare Earth Restrictions,” 2025.
2	U.S. State Dept., “Critical Minerals Fact Sheet,” 2026.
3	Grand Research Store, “Rare Earth Market Report,” 2025
4	Globe and Mail, “Kirkland–Detour Gold deal,” 2019; Business Wire, “Kirkland Lake Gold acquisition,” 2019.

Page 1 of 2 — REEcycle Holdings, Inc. & Hall Chadwick Acquisition Corp.

FOR IMMEDIATE RELEASE

“REEcycle represents a rare combination of proprietary technology, experienced leadership, and direct alignment with U.S. critical minerals strategy. We see this as a platform capable of becoming a meaningful domestic supplier, and we are excited to bring that opportunity to public investors.”

— Alex Bono, CEO, Hall Chadwick Acquisition Corp.

Exclusivity

The parties have agreed to a 60-day exclusivity period to undertake due diligence and negotiate a definitive Business Combination Agreement.

Non-Binding Letter of Intent

The LOI is non-binding and subject to the execution of definitive agreements, completion of due diligence, required approvals, and customary closing conditions. There can be no assurance that a transaction will be completed.

Important Information

This press release contains forward-looking statements regarding the proposed business combination, including expected structure, financing, timing and benefits. These statements involve risks and uncertainties that could cause actual results to differ materially, including the ability to execute definitive agreements, obtain approvals, satisfy closing conditions and maintain listing status. This press release does not constitute an offer or solicitation of securities. In connection with the proposed transaction, HCAC intends to file a registration statement on Form S-4 with the SEC. Investors are urged to review these materials when available at www.sec.gov. No obligation is undertaken to update forward-looking statements except as required by law.

REEcycle Holdings, Inc.: ir@reecycleinc.com   |   www.reecycleinc.com

Hall Chadwick Acquisition Corp.: mwillesee@hallchadwick.com

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